Exhibit 10.11

San Mateo

Office Lease

SUBLEASE AGREEMENT

BETWEEN

ORACLE USA, INC.

AND

WAGEWORKS, INC.

1100 PARK PLACE

SAN MATEO, CALIFORNIA

Portion of Fourth (4th) and First (1st) Floors

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of September 13, 2006, by and between ORACLE USA, INC., a Colorado corporation (“Sublandlord”) and WAGEWORKS, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A. Pursuant to that certain Lease dated as of December 29, 2000 (the “Original Master Lease”), as the same has been amended by that certain First Amendment of Lease dated as of April 29, 2003 (the “First Amendment”) (the Original Master Lease, as amended by the First Amendment, being referred to herein as the “Master Lease”), Bay Meadows Park Place Investors LLC (“Landlord”), as Landlord, leases to Sublandlord (successor in interest to Siebel Systems, Inc.), as Tenant, certain space (the “Master Lease Premises”) consisting of 126,060 rentable square feet on the first (1st), second (2nd), third (3rd) and fourth (4th) floors of the Building located at 1100 Park Place in the city of San Mateo, California (the “Building”).

B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 38,249 rentable square feet comprised of (i) approximately 36,008 rentable square feet of space located on the fourth (4th) floor of the Building and more particularly identified and described on the floor plan attached hereto as Exhibit A-1 (the “Fourth Floor Space”) and (ii) approximately 2,241 rentable square feet of space located on the first (1st) floor of the Building more particularly identified and described on the floor plan attached hereto as Exhibit A-2 (the “First Floor Space”) (the Fourth Floor Space and the First Floor Space being collectively referred to herein as the “Subleased Premises”), which such square footage is based upon Sublandlord’s architect’s usable square footage calculations for the Subleased Premises.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1. Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises. In addition to the foregoing, Sublandlord hereby grants Subtenant the non-exclusive right, in common with the other tenants of the Building, to use the lobby, restrooms and related common areas located on the 1st floor of the Building (the “First Floor Common Area”).

2. Term.

(a) Initial Term. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) that is the later to occur of (x) September 1, 2006 and (y) the date that Sublandlord delivers possession of the Subleased Premises to Subtenant in the condition required hereunder and (z) the date upon which Sublandlord procures Landlord’s consent to this Sublease (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Effective Date”) and end on the date immediately preceding the fifth (5th) anniversary of either (i) the Commencement Date, or (ii) if the Commencement Date

is not the first day of the month, the last day of the month in which the Commencement Date occurs (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto.

(b) Delay in Commencement Date. Notwithstanding any of the foregoing, if the Commencement Date does not occur on or before October 1, 2006 for any reason other than due to delays caused by Subtenant (including, without limitation, delays in the Commencement Date arising from Subtenant’s failure to timely execute and deliver the Consent), Subtenant shall have the right to terminate this Sublease upon delivering written notice to Sublandlord at any time prior to the Commencement Date, and, in such event, Sublandlord shall promptly refund any monies previously tendered by Subtenant, this Sublease shall immediately terminate and neither party shall have any further rights or obligations under this Sublease.

3. Option to Extend.

(a) Grant of Option. Sublandlord grants Subtenant one (1) option (the “Option to Extend”) to extend the Term of this Sublease for one (1) additional period expiring as of December 31, 2014 (the “Option Term”), upon the same terms and conditions contained in this Sublease, except that (i) the Base Rent for the Subleased Premises shall be ninety-five percent (95%) of the Fair Market Rent (defined below) for the Subleased Premises as of the date of the commencement of the Option Term, determined in the manner set forth below, but in no event less than $1.69 per rentable square foot per month, (ii) Subtenant shall accept the Subleased Premises in an “as is” condition without any obligation of Sublandlord to make or pay for any repainting, remodeling, repair, improvement or alteration of the Subleased Premises, except to the extent that an improvement allowance is granted as a component of Fair Market Rent, and (iii) there shall be no further options to extend the Term.

(b) Exercise of Option. Notice of Subtenant’s exercise (the “Election Notice”) of the Option to Extend must be given to Sublandlord in writing no later than nine (9) months prior to the Expiration Date. If Subtenant properly exercises the Option to Extend, references in this Sublease to the “Term” shall be deemed to mean the Option Term unless the context clearly provides otherwise. Notwithstanding anything to the contrary contained herein, the Option to Extend shall automatically terminate without notice and shall be of no further force and effect, whether or not Subtenant has timely exercised the Option to Extend, if:

(i) an event of monetary default on the part of Subtenant exists under this Sublease (i.e., beyond the giving of applicable notice and the passage of applicable grace and cure periods) at the time of exercise of the Option to Extend or at the time of commencement of the Option Term; or

(ii) Subtenant has assigned its interest in this Sublease (other than to an Affiliate or pursuant to a Permitted Transfer referenced in Section 21.C of the Original Master Lease), or has subleased more than fifty percent (50%) of the Subleased

Premises (other than to an Affiliate or pursuant to a Permitted Transfer referenced in Section 21.C of the Original Master Lease).

(c) Base Rent During Option Term.

(i) Negotiation. If Subtenant properly exercises the Option to Extend, the Base Rent payable by Subtenant during the applicable Option Term shall be adjusted to an amount equal to ninety-five percent (95%) of the Fair Market Rent for the Subleased Premises as of the commencement of the Option Term for a term equal to the Option Term. Promptly following Subtenant’s exercise of the Option to Extend, Sublandlord will deliver to Subtenant notice of Sublandlord’ s determination of the applicable Fair Market Rent for the Subleased Premises for the Option Term (“Sublandlord’s Fair Market Notice”). For a period of thirty (30) days following delivery of Sublandlord’s Fair Market Notice, Sublandlord and Subtenant shall work together in good faith to reach agreement upon the Fair Market Rent for the Subleased Premises for the applicable Option Term. If Sublandlord and Subtenant fail to agree upon the Fair Market Rent within such thirty (30) day period, then, the Fair Market Rent shall be established in accordance with the procedures set forth below:

(ii) Arbitrator.

(A) The parties shall endeavor to mutually select a qualified commercial real estate broker, licensed in the State of California, with at least five (5) consecutive years’ experience in determining fair market rental rates in the San Mateo, California, vicinity, provided such commercial real estate broker shall not have been employed by either party within the past three (3) years. If Sublandlord and Subtenant are unable to so agree upon a single commercial real estate broker within ten (10) days after the expiration of such thirty (30) day period, then each party shall appoint one (1) commercial real estate broker by written notice to the other, to be given within ten (10) days after the end of said first ten (10) day selection period. Within ten (10) days after the two (2) commercial real estate brokers are appointed, such two commercial real estate brokers shall appoint a third commercial real estate broker. The Fair Market Rent shall be the rate determined by the third commercial real estate broker provided, however, if either Sublandlord or Subtenant fails to appoint its broker within the prescribed time period, the single commercial real estate broker appointed by the other party shall determine the Fair Market Rent amount for the Subleased Premises.

(B) In connection with the determination of the Fair Market Rent by the commercial real estate broker, Sublandlord and Subtenant shall within thirty (30) days of the appointment of the single commercial real estate broker or the third commercial real estate broker, as the case may be, deliver to such commercial real estate broker Sublandlord’s and Subtenant’s estimate of the Fair Market Rent, with such supporting documentation as Sublandlord and Subtenant shall determine in their sole respective discretion. The commercial real estate broker shall have thirty (30) days following receipt of such information from Sublandlord and Subtenant to either pick the Fair Market Rent as determined by Sublandlord or the Fair Market Rent that is determined by Subtenant. The decision of the single commercial real estate broker or the third commercial real estate broker, as applicable, shall be binding and conclusive on the parties hereto and shall be enforceable as a judgment by the prevailing party against the losing party. If any commercial real estate broker shall fail, refuse, or become unable to act, a new commercial real estate broker shall be appointed in his or her place following the same method as was originally followed with respect to the commercial real estate broker to be replaced. Sublandlord and Subtenant shall each pay the fees and expenses of the commercial real estate broker it appoints, but if only one commercial real estate broker is used, or if a third commercial real estate broker is used, the fees and expenses of such sole or third commercial real estate broker, as the case may be, shall be borne equally by the parties. All other expenses shall be borne by the parties. All hearings and proceedings held and all investigations and actions taken by the commercial real estate broker shall take place in the Redwood City/San Mateo vicinity.

(C) If the amount of the Fair Market Rent is not known as of the commencement of the Option Term, then Subtenant shall continue to pay the Base Rent in effect immediately prior to the commencement of the Option Term until the amount of the fair market rent is determined. When such determination is made, Subtenant shall pay to Sublandlord any deficiency within ten (10) business days following written notice by Sublandlord.

(iii) “Fair Market Rent” Defined. As used herein, “Fair Market Rent” shall mean the actual “base rent” being paid by renewal tenants or subtenants for similar premises of comparable size and location in buildings similar in age and quality as the Subleased Premises in the San Mateo/Foster City vicinity (with appropriate adjustment for tenant improvements, economic concessions, brokerage fees, base years, etc.), taking into account amenities available at the Building in comparison with amenities available at comparison properties, but in no event less than the Base Rent rate payable by Subtenant during the final twelve (12) months of the initial Term (i.e., $1.688 per rentable square foot per month).

4. Rent.

4.1 Rent Payments.

(a) From and after the Commencement Date, Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

Months Following Commencement Date	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent

1 - 12*	$1.50	$57,373.50
13 - 24	$1.545	$59,094.71
25 - 36	$1.591	$60,854.16
37 - 48	$1.639	$62,690.11
49 - 60	$1.688	$64,564.31

*

If the Commencement Date is a date other than the first (1st) day of a calendar month, then the “first” month following the Commencement Date shall be the first full month after the month in which the Commencement Date occurs. For example, if the Commencement Date is January 15, 2007, for the purposes of this schedule, the first “month” following the Commencement Date will be February, 2007, and thus “months 1 - 12” in the above-referenced chart would expire as of January 31, 2008.

Base Rent shall be paid on the first day of each month commencing as of the expiration of the Rent Abatement Period (defined in Section 4(b) below), except that Subtenant shall pay the first month’s Base Rent to Sublandlord upon execution of this Sublease and delivery of this Sublease to Sublàndlord; said pre-paid Base Rent will be applied towards Base Rent first payable following the Rent Abatement Period. If the Term does not begin on the first day of a calendar month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:

1001 Sunset Boulevard

Rocklin, CA 95765

Attn: Lease Administration

or to such other persons or at such other places as Sublandlord may designate in writing, or by electronic transfer to the account identified by Sublandlord.

(b) Abatement. Notwithstanding anything in Section 4(a) above to the contrary, Subtenant shall be entitled to an abatement of Base Rent and Operating Costs (defined in Section 4.2 below) for the first (1st) five (5) full calendar months of the Term (the “Abatement Period”). The total amount of Rent abated during the Rent Abatement Period is referred to herein as the “Abated Rent”).

4.2 Operating Costs.

(a) Definitions. For purposes of this Sublease and in addition to the terms defined elsewhere in this Sublease, the following terms shall have the meanings set forth below:

(i) “Additional Rent” shall mean the sums payable pursuant to Section 4.2(b) below.

(ii) “Operating Costs” shall mean Operating Expenses (as defined in the Master Lease) charged by Landlord to Sublandlord pursuant to the Master Lease.

(iii) “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease.

(iv) “Subtenant’s Percentage Share” shall mean 30.3%. Subtenant’s Percentage Share has been obtained by dividing the rentable area of the Subleased Premises by the rentable area of the Master Lease Premises and multiplying such quotient by 100. In the event Subtenant’s Percentage Share is changed during a calendar year by reason of a change in the rentable area of the Subleased Premises or the Master Lease Premises, Subtenant’s Percentage Share shall thereupon be adjusted to equal the result obtained by dividing the rentable area of the Subleased Premises by the rentable area of the Master Lease Premises and multiplying such quotient by 100, and Subtenant’s Percentage Share shall be determined on the basis of the number of days during such calendar year at each such percentage share.

(b) Payment of Additional Rent. In addition to the Base Rent payable pursuant to Section 4.1 above, from and after the expiration of the Rent Abatement Period, for each calendar year of the Term, Subtenant, as Additional Rent, shall pay Subtenant’s Percentage Share of Operating Costs payable by Sublandlord for the then current calendar year. Sublandlord shall give Subtenant written notice of Sublandlord’s estimate of the amount of Additional Rent per month payable pursuant to this Section 4.2(b) for each calendar year promptly following the Sublandlord’s receipt of Landlord’s estimate of the Operating Costs payable under the Master Lease. Thereafter, the Additional Rent payable pursuant to this Section 4.2(b) shall be determined and adjusted in accordance with the provisions of Section 4.2(c) below.

(c) Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:

(i) Delivery of Estimate, Payment. Upon receipt of a statement from Landlord specifying the estimated Operating Costs to be charged to Sublandlord under the Master Lease with respect to each calendar year, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of its estimate of Additional Rent payable under Section 4.2(b) for the ensuing calendar year, which estimate shall be prepared based on the estimate received from Landlord (as Landlord’s estimate may change from time to time), together with a copy of the statement received from Landlord. On or before the first day of each month during each calendar year, Subtenant shall pay to Sublandlord as Additional Rent one-twelfth (1/12th) of such estimated amount together with the Base Rent.

(ii) Sublandlord’s Failure to Deliver Estimate. In the event Sublandlord’s notice set forth in Subsection 4.2(c)(i) is not given on or before December of the calendar year preceding the calendar year for which Sublandlord’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublandlord, Subtenant shall continue to pay to Sublandlord monthly, during the ensuing calendar year, estimated payments equal to the amounts payable hereunder during the calendar year just ended. Upon receipt of any such post-December notice Subtenant shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublandlord monthly such new estimated payments, (ii) if the monthly installment of the new estimate of such Additional Rent is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublandlord within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice and (iii) if the monthly installment of the new estimate of such Additional Rent is less than the monthly installment of the estimate for the previous calendar year, an amount equal to the difference of such monthly installment multiplied by the number of full or partial calendar months of such year preceding the delivery of such notice shall be credited against the next payment of Rent coming due by Subtenant under this Sublease.

(d) Year End Reconciliation. Within thirty (30) days after the receipt by Sublandlord of a final statement of Operating Costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement (“Sublandlord’s Statement”) of the adjustment to be made pursuant to Section 4.2 for the calendar year just ended, together with a copy of any corresponding statement received by Sublandlord from Landlord. If on the basis of such Sublandlord’s Statement Subtenant owes an amount that is less than the estimated payments actually made by Subtenant for the calendar year just ended, Sublandlord shall credit such excess to the next payment of Rent coming due or, if the term of this Sublease is about to expire, promptly refund such excess to Subtenant. If on the basis of such Sublandlord’s Statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the statement from Sublandlord to Subtenant.

(e) Audit Rights.

(i) Subtenant shall have the right, within three hundred sixty-five (365) days following delivery of Sublandlord’ s Statement, to review Sublandlord’ s allocation of Operating Expenses (as defined in the Master Lease) to Subtenant’s Percentage Share of Operating Costs payable hereunder. Such review may be performed by an employee of Subtenant and/or a certified public accountant, provided that any such individual or firm shall not be compensated on a so-called “contingency” basis. Such review shall be performed at Subtenant’s sole cost and expense, provided, however, that if Sublandlord’s Statement is determined to have overstated Subtenant’s Percentage Share of Operating Costs payable hereunder by two percent (2%) or more, Sublandlord shall reimburse Subtenant for the reasonable cost of such audit, and, in addition, in the event that any such audit determines that Sublandlord’s Statement has overstated Operating Costs payable hereunder, Sublandlord shall reimburse Subtenant for the amount of any such overpayment actually made by Subtenant.

(ii) Subtenant may, by written notice to Sublandlord, elect, pursuant to the provisions of Section 7.E of the Original Master Lease, to examine the books and records of Landlord relevant to a Sublandlord’s Statement. In such event, (A) such examination shall be conducted by a party meeting the qualifications for the review of the books and records of Landlord as described in the Master Lease, which party shall be designated and compensated by Subtenant, but who shall be acting as Sublandlord’s representative for the purposes of examining any such books and records of Landlord, (B) such party shall render a written report of such examination and such party’s findings and recommendations with respect thereto, a true copy of which shall be delivered to Sublandlord within ten (10) days after such report is completed. Such audit shall be commenced and prosecuted with reasonable diligence by Sublandlord on behalf of Subtenant (provided that Subtenant requests such an audit in a timely fashion so that Sublandlord can timely exercise its rights under Section 7.E of the Original

Master Lease) and any reasonable expense incurred by Sublandlord in connection with such audit (including reasonable attorneys’ fees and costs) shall be reimbursed by Subtenant as additional Rent hereunder within ten (10) business days following invoice therefor. Any recovery from any such examination of the books and records of Landlord shall be applied first to Subtenant, in the amount of the costs and expenses of such examination (to the extent such costs and expenses were paid for by, or reimbursed to Sublandlord by, Subtenant) and, second, shall be allocated among Sublandlord and Subtenant in accordance with the proportionate area of the Master Lease Premises that each occupies.

(f) Survival. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to Subsections 3.2(d) and (e), and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease.

(g) Adjustment for Subtenants’ Consumption of Excess Electricity. Sublandlord agrees that if Sublandlord determines that any of its subtenants in the Building (including Subtenant) is consuming electricity in their respective subleased premises at a rate materially in excess of the average rate of electrical consumption of Sublandlord’s other subtenants in the Building, as reasonably determined by Sublandlord, Sublandlord will use reasonable efforts to enforce the provisions of Section 15.B of the Original Master Lease (as incorporated into this Sublease and the subleases of such other subtenants) to allow Sublandlord to separately meter the electrical consumption of subtenants consuming excess electricity and to charge said subtenants on a direct basis for their excess electricity usage. In addition to the foregoing, Subtenant shall have the right, in its sole discretion and at its sole expense, to install a temporary separate meter to ascertain its electrical consumption and if such separate meter shows that Subtenant is consuming materially less electricity than the amount it is being charged by Sublandlord, Subtenant and Sublandlord agree to meet and in good faith negotiate a mechanism for handling such discrepancy.

(h) Janitorial Services. Subject to the approval of Landlord, Subtenant shall be permitted to perform its own janitorial services in the Subleased Premises, in which event, such services will be performed at Subtenant’s sole cost and expense, and Operating Costs payable by Subtenant shall not include the cost of janitorial services provided by Landlord.

(i) Common Areas (First and Second Floor). In addition to Subtenant’s right to use the First Floor Common Area as set forth in Section 1 above, if Subtenant subleases any portion of the Expansion Space or other space on the second (2nd) floor of the Building, Subtenant shall have the non-exclusive right, in common with the other subtenants of the Second Floor, to use the lobby, restrooms and related common areas located on the second (2nd) floor of the Building (the “Second Floor Common Area”, and together with the First Floor Common Area, the “Common Area”). Except to the extent that Landlord agrees to be responsible for the maintenance of the portion of the Common Area, Sublandlord shall be responsible for the maintenance, repair and replacement of the Common Area and shall maintain the same in a first-class condition. In such event, Subtenant shall reimburse Sublandlord for Subtenant’s Percentage Share of the actual cost of such maintenance; such amounts will be billed by Sublandlord to Subtenant as Additional Rent payable hereunder in a manner similar to

Subtenant’s payment of Operating Costs. In such event, Sublandlord shall also, at its sole cost and expense (without inclusion as an Operating Cost, except as set forth below), (i) construct the initial build-out of any Common Area which has not been built-out as of the date of this Sublease in a first class condition and in accordance with all applicable Regulations, and (ii) perform such work as may be necessary to maintain the Common Area in compliance with all Regulations; provided, however, that (x) Sublandlord shall have the right to contest any alleged violation of Regulations or requirement that work be performed in accordance with Regulations, in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law and (y) the cost of compliance with Regulations first enacted or enforced against the Common Area following the construction of the Common Area described in clause (i) above may be passed through to Subtenant as described in the immediately preceding sentence.

5. Security Deposit.

(a) Generally. Concurrently with Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $347,319.00 (the “Security Deposit”). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant fails to pay rent or other sums due hereunder, or otherwise defaults with respect to any provisions of this Sublease, and such failure or default is not cured within the applicable notice and cure period, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other sum in default, to repair or maintain the Subleased Premises, to perform any other terms, covenants, or conditions contained in this Sublease, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within thirty (30) days following the later to occur of (x) the expiration of the Term, and (y) Subtenant’s vacation of the Subleased Premises. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Sublandlord will not be required to keep the Security Deposit separate from its other accounts.

(b) Reduction. Notwithstanding the provisions of Section 5(a) above to the contrary, if, as of the date of expiration of the thirtieth (30th) full calendar month of the Term, the Reduction Conditions (defined below) apply, upon written request by Subtenant, Sublandlord shall return to Subtenant a portion of the Security Deposit equal to One Hundred Fifteen Thousand Seven Hundred Seventy Three Dollars ($115,773.00). As used herein, the “Reduction Conditions” shall mean that (i) Subtenant is not then in default of its obligations to pay Rent under this Sublease (i.e., beyond the giving of applicable notice and the passage of applicable grace periods) and (ii) Subtenant has not previously been in default of its obligations to pay Rent (similarly described) under this Sublease.

(c) Letter of Credit. Subtenant may elect to deliver the Security Deposit in the form of an unconditional, irrevocable, transferable standby letter of credit (the “Initial Letter of Credit”) in the form attached hereto as Exhibit D in the amount of $347,319.00 and issued by a financial institution acceptable to Sublandlord (such financial or banking institution must have a credit rating of “AA” or better from both Moody’s and Standard and Poor’s). Sublandlord may draw upon the Initial Letter of Credit or any Replacement Letter of Credit (as that term is defined below) on or after the occurrence of either: (i) an uncured event of default under this Sublease; or (ii) any failure by Subtenant to deliver to Sublandlord a Replacement Letter of Credit as and when required pursuant to this Section 4; provided that in the event of (i), Sublandlord may, at Sublandlord’s sole option, draw upon a portion of the face amount of the Initial Letter of Credit or any Replacement Letter of Credit, as applicable, as required to compensate Sublandlord for damages incurred (with subsequent demands at Sublandlord’s sole election as Sublandlord incurs further damage).

(i) Delivery of Replacement Letter of Credit. Subtenant shall deliver to Sublandlord a new letter of credit (a “Replacement Letter of Credit”) at least thirty (30) days prior to the expiry date of the Initial Letter of Credit or of any Replacement Letter of Credit held by Sublandlord (hereinafter, the Initial Letter of Credit and any Replacement Letter of Credit may be generically referred to as a “Letter of Credit”). Each Replacement Letter of Credit delivered by Subtenant to Sublandlord shall: (i) be issued by a banking institution acceptable to Sublandlord in its reasonable judgment (such financial or banking institution must have a credit rating of “AA” or better from both Moody’s and Standard and Poor’s); (ii) be in the same form as the letter of credit attached to this Sublease as Exhibit D; (iii) bear an expiry date not earlier than one (1) year from the date when such Replacement Letter of Credit is delivered to Sublandlord; and (iv) be in an amount not less than the amount specified in Section 5(c). Upon the delivery to Sublandlord of a Replacement Letter of Credit as described in this Section 5, Sublandlord shall return to Subtenant any previously delivered Letter of Credit then held by Sublandlord.

(ii) Draw Upon Letter of Credit. All proceeds of a draw upon of any Letter of Credit performed in accordance with the provisions of this Section 5(c) shall be applied by Sublandlord to damages incurred by Sublandlord as a result of the event giving rise to the draw; any excess proceeds of any such draws will be held by Sublandlord as a security deposit in accordance with the provisions of Section 5(a) above, and, at the sole election of Sublandlord, applied on one or more occasions to remedy failures on the part of Subtenant in the payment of Rent, to repair damages to the Subleased Premises caused by Subtenant and to clean the Subleased Premises.

(iii) Sublandlord’s Transfer. If Sublandlord conveys or transfers its interest in the Subleased Premises and, as a part of such conveyance or transfer, Sublandlord assigns its interest in this Sublease: (i) the Initial Letter of Credit or any Replacement Letter of Credit shall be transferred to Sublandlord’s successor; (ii) Sublandlord shall be released and discharged from any further liability to Subtenant with respect to such Initial Letter of Credit and any Replacement Letter of Credit; and (iii) any Replacement Letter of

Credit thereafter delivered by Subtenant shall state the name of the successor to Sublandlord as the beneficiary of such Replacement Letter of Credit and shall contain such modifications in the text of the Replacement Letter of Credit as are required to appropriately reflect the transfer of the interest of Sublandlord in the Premises.

(iv) In the event that Subtenant elects to deliver the Security Deposit in the form of a Letter of Credit, the reduction in the Security Deposit described in Section 5(b) will be accomplished as follows: as of the date of the thirtieth (30th) full calendar month of the Term, if the Reduction Conditions apply, Subtenant may send written notice to Sublandlord requesting that the then face amount of the current Letter of Credit be reduced to $115,773.00. Sublandlord shall cooperate with Subtenant’s efforts to accomplish such reduction, which reduction may be accomplished either by (i) amending the then-current Letter of Credit held by Sublandlord or (ii) Subtenant delivering a new Replacement Letter of Credit to Sublandlord in the reduced face amount, upon which delivery Sublandlord shall deliver the Letter of Credit then held by Sublandlord to Subtenant. Subtenant may elect either of the foregoing options, at Subtenant’s sole discretion.

6. Expansion Option.

(a) Generally. Subtenant shall have the one-time option (the “Expansion Option”) to lease the area located on the second (2nd) floor of the Building and shown cross-hatched on Exhibit A-3 to this Sublease (the “Expansion Space”) if:

(i) Sublandlord receives written notice (the “Expansion Notice”) from Subtenant of the exercise of its Expansion Option; and

(ii) Subtenant is not in default (beyond any applicable notice and cure period) under this Sublease at the time Sublandlord receives the Expansion Notice; and

(iii) no more than fifty percent (50%) Subleased Premises is further sublet at the time Landlord receives the Expansion Notice (other than to an Affiliate or pursuant to a Permitted Transfer under Section 2l.C of the Original Master Lease); and

(iv) this Sublease has not been assigned (other than to an Affiliate or pursuant to a Permitted Transfer under Section 21.C of the Original Master Lease) prior to the time Landlord receives the Expansion Notice; and

(v) the Expansion Space is intended for the exclusive use of Subtenant only; and

(vi) Subtenant has not vacated or abandoned the Subleased Premises at the time Landlord receives the Expansion Notice.

(b) Rent.

(i) The Base Rent rate(s) per rentable square foot for the Expansion Space shall be the same as the Base Rent rate(s) per rentable square foot for the initial Subleased Premises on the date the term for the Expansion Space commences, and shall increase at such times and in such amount as Base Rent for the initial Subleased Premises, it being the intent of Sublandlord and Subtenant that the Base Rent rate(s) per rentable square foot for the Expansion Space shall always be the same as the Base Rent rate(s) per rentable square foot for the initial Subleased Premises.

(ii) Subtenant shall pay Operating Costs for the Expansion Space on the same terms and conditions set forth in Section 4 of this Sublease, provided that Subtenant’s Percentage Share shall be increased appropriately to account for the addition of the Expansion Space.

(iii) The Security Deposit will be increased by an amount equal to:

(A) if Subtenant delivers its Exercise Notice prior to the first (1st) anniversary of the Commencement Date, six (6) months’ Base Rent initially payable for the Expansion Space; or

(B) if Subtenant delivers its Exercise Notice following the first (1st) anniversary of the Commencement Date, (x) six months Base Rent payable for the Expansion Space multiplied by (y) a fraction, the numerator of which is the number of complete or partial calendar months remaining in the Term as of the date Subtenant delivers its Exercise Notice and the denominator of which is forty-eight (48) (the “Fraction”).

Subtenant will deliver such increased portion of the Security Deposit prior to Subtenant’s occupancy of the Expansion Space (but Subtenant’s failure to timely deliver such increased portion of the Security Deposit will not postpone the commencement of Subtenant’s obligation to pay Base Rent for the Expansion Space). Any such additional Security Deposit will be subject to reduction to an amount equal to two (2) months’ Base Rent for the Expansion Space, as, when and if the initial Security Deposit is reduced pursuant to Section 5(b) above.

(c) Term. The term for the Expansion Space shall commence on the later to occur of (i) a date set forth in Subtenant’s Expansion Notice, which date cannot be more than thirty (30) days following the date of delivery of Subtenant’s Expansion Notice, (ii) the date that Sublandlord delivers possession of the Expansion Space to Subtenant for the purpose of Subtenant constructing Subtenant Improvements (defined in Section 16 below) therein, which date cannot be more than thirty (30) days following the date set forth in Subtenant’s Expansion Notice. From and after the commencement of the term for the Expansion Space, the Expansion Space shall be considered Subleased Premises, subject to all the terms and conditions of this Sublease.

(d) Acceptance.

(i) Generally. The Expansion Space (including improvements and personally, if any) shall be accepted by Subtenant in its “as-built” condition and configuration existing on the earlier of the date Subtenant takes possession of the Expansion Space or as of the date the term for the Expansion Space commences; provided, that Sublandlord will construct in the Expansion Space the Second Floor Sublandlord Work (defined in Section 16 below and Exhibit C attached hereto). The construction of the Second Floor Sublandlord Work may take place concurrently with the construction of Subtenant’s Improvements in the Expansion Space.

(ii) Allowance; Abatement. If Subtenant delivers its Exercise Notice prior to the first (1st) anniversary of the Commencement Date, Subtenant shall be entitled to an improvement allowance equal to Forty Five Dollars ($45.00) per rentable square foot of the Expansion Space, which Allowance shall be distributed in a manner similar to that described in Section 16(c) below, and Subtenant shall receive an abatement of Base Rent and Operating Costs payable with respect to the Expansion Space for the initial one hundred twenty (120) days following delivery of the Expansion Space to Subtenant, in the manner described in Section 4(b) above. If Subtenant delivers its Exercise Notice after the first (1st) anniversary of the Commencement Date, then (x) the improvement allowance will be an amount equal to forty Five Dollars ($45.00) per rentable square foot in the applicable Expansion Space, multiplied by the Fraction, and (y) the length of the abatement period with respect to Base Rent and Operating Costs payable for the Expansion Space will be one hundred twenty (120) days, multiplied by the Fraction.

(iii) No Other Allowances. Except as expressly set forth herein, no allowances, credits, abatements or other concessions (if any) set forth in this Sublease for the initial Subleased Premises shall apply to the Expansion Space.

(e) Expansion Amendment. If Subtenant is entitled to and properly exercises the Expansion Option, Sublandlord shall prepare an amendment (the “Expansion Amendment”) to reflect the commencement date of the term for the Expansion Space and the changes in Base Rent, rentable area of the Subleased Premises, Subtenant’s Percentage Share, the improvement allowance and Rent abatement described in Section 6(d) above, if applicable and other appropriate terms. A copy of the Expansion Amendment conforming to the terms of this Section 6 shall be (i) sent to Subtenant within a reasonable time after receipt of the Expansion Notice, and (ii) executed by Subtenant and Sublandlord within fifteen (15) days thereafter. However, if Subtenant has delivered an Expansion Notice, Subtenant will be irrevocably bound to lease the Expansion Space from Sublandlord on the terms set forth herein regardless of whether Subtenant or Sublandlord timely execute and deliver an Expansion Amendment.

(f) Offer Notice. Notwithstanding the foregoing provisions of this Section 6 to the contrary, if at any time prior to Subtenant’s delivery to Sublandlord of an Expansion Notice, Sublandlord receives an offer from a third party to sublease all or any portion of the Expansion Space which Sublandlord in good faith, believes to be sufficiently attractive to warrant further negotiations, Sublandlord shall give written notice to Subtenant (“Offer Notice”)

of such event, specifying in such Offer Notice whether all or a portion of the Expansion Space is covered by such offer. In such event, Subtenant shall have five (5) business days following delivery of such Offer Notice in which to deliver an Expansion Notice to Sublandlord, thereby exercising Expansion Option with respect to the Expansion Space (or, at Subtenant’s option, such portion, of the Expansion Space that is the subject of the offer). If Subtenant fails to timely deliver an Expansion Notice following Sublandlord’s delivery to Subtenant of an Offer Notice, Sublandlord shall be free to sublease the applicable portion of the Expansion Space to such third party, upon such terms and conditions as Sublandlord may deem appropriate, and the Expansion Option shall thereafter be null and void and of no further force and effect with respect to such portion of the Expansion Space; if the Offer Notice covers only a portion of the Expansion Space, then Subtenant will continue to have the Expansion Option with respect to the remainder of the Expansion Space, subject to Sublandlord’ s right to deliver an Offer Notice to Subtenant with respect to such space in accordance with the provisions of this Section 6(f).

7. Use and Occupancy.

7.1 Use. The Subleased Premises shall be used and occupied only for general office use, and for no other use or purpose.

7.2 Compliance with Master Lease. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and each party agrees that it will not do or omit to do or permit any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord or Subtenant liable for any damage, charge or expense thereunder. Except as otherwise expressly provided herein, Sublandlord will perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Subleased Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. Each party further covenants and agrees to indemnify the other party against and hold the other harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, such party’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay Landlord arising out of a request by Subtenant for, or use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hour HVAC usage and overstandard electrical charges) and Sublandlord agrees to cooperate with Subtenant in requesting such additional services.

7.3 Landlord’s Obligations. Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Landlord under the Master Lease. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease except as otherwise provided herein, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may be necessary, under the circumstances, to secure such performance upon Subtenants request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord. Notwithstanding the foregoing provisions of clause (i) above, if an Essential Services Interruption Event (as said term is defined in Section 15.B of the Original Master Lease) occurs which is due to the act or omission of Sublandlord, and Subtenant is prevented from using, and does not use, an Affected Area (as said term is defined in Section l5.B of the Original Master Lease) as a result of such Essential Services Interruption event for a period in excess of the Eligibility Period (as said term is defined in Section l5.B of the Original Master Lease), the Rent payable under this Sublease shall be abated after the expiration of the Eligibility Period for such time that Subtenant continues to be prevented from using, and does not use, the Affected Area in the proportion that the rentable area of the Affected Area bears to the total rentable area of the Subleased Premises.

8. Master Lease and Sublease Terms.

8.1 Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease. Notwithstanding the foregoing, Subtenant shall have no obligation to maintain any element of the Master Lease Premises that is not part of the Subleased Premises. As between Sublandlord and Subtenant, all such portions of the Master Lease Premises shall be Sublandlord’s sole responsibility.

8.2 Representations. Sublandlord represents and warrants to Subtenant that (a) Sublandlord has delivered to Subtenant a full and complete copy of the Master Lease and all other agreements between Landlord and Sublandlord relating to the leasing, use and occupancy of the Premises, (b) the Master Lease is, as of the date hereof, in full force and effect, and (c) no event of default has occurred under the Master Lease and, to Sublandlord’s knowledge, no event has occurred and is continuing which would constitute an event of default but for the requirement of giving notice and/or the expiration of the period of time to cure.

8.3 Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant. Any non- liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (a) of access or inspection, (b) to do work in the Master Lease Premises or in the Building, (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

8.4 Modifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:,

(a) Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b) Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c) Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

(d) Insurance. In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy.

8.5 Exclusions. Notwithstanding the terms of Section 8.2 above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Lease:

(a) Original Master Lease: Basic Lease Information (other than definition of “Project Description”, “Permitted Use”, and “Occupancy Density”), Articles 2, 3, 6, Section 7.E, Section 8.B(7), Section 13.B, Articles 19, 25, 32, 33, Sections 38.J., 38.L, 38.U, 39.A, 39.C, 39.E and Exhibit C.

(b) First Amendment: All.

8.6 Additional Modifications. Notwithstanding the terms of Section 8.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease:

(a) With respect to Section 4.C of the Original Master Lease, references to “Landlord” in the eighth (8th) sentence of said section shall be deemed to be references to Landlord and not Sublandlord. Similarly, references in the final two (2) sentences of Section 4.C of the Original Master Lease to “Landlord” shall be deemed to be references to Landlord and not Sublandlord;

(b) With respect to the first (1st) full paragraph of the Original Master Lease following Section 7(A)(4) of the Original Master Lease, references to “Building and/or Project” or “Building or Project” shall be deemed to be references to the Master Lease Premises;

(c) The fifth (5th) sentence of Section l2.A of the Original Master Lease shall be revised to provide that Subtenant shall have the right, without the consent of Sublandlord, to make Alterations that comply with the provisions of this sentence and which cost, in the aggregate, less than Subtenant’s Proportionate Share of Fifty Thousand Dollars ($50,000.00);

(d) With respect to Section 15.B of the Original Master Lease, Tenant shall be entitled to an abatement of rent in the event of an Essential Services Interruption Event (as said term is defined in said Section 15.B) only to the extent that Sublandlord is entitled to a similar abatement of rent or in the event such Essential Services Interruption Event is caused by Sublandlord or by Sublandlord’s breach of this Sublease or the Master Lease;

(e) All references in Section 21.A(1) of the Original Master Lease to Landlord’s right to terminate the Master Lease shall be deemed to not apply to Sublandlord or this Sublease and Sublandlord shall have no right to terminate this Sublease as a result of Subtenant’s assignment or subleasing of the Subleased Premises;

(f) The definition of Bonus Rent in Section 21.B of the Original Master Lease is revised to delete clause (ii) from the first (1st) sentence of Section 21.B of the Original Master Lease; and

(g) With respect to Article 37 of the Original Master Lease, the reference in the first (1st) sentence to the “Basic Lease Information” shall be deemed a reference to Section 18 below.

9. Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of Article 21 of the Original Master Lease, and Sublandlord (in addition to Master Landlord) shall have the same approval rights with respect to assignment and subleasing as Landlord has under such Article 21. Subtenant shall pay all fees and costs payable to Master Landlord pursuant to the Master Lease in connection with any proposed assignment, sublease or transfer of the Subleased Premises, together with all of Sublandlord’s reasonable out-of-pocket costs relating to Subtenant’s request for such consent, regardless of whether such consent is granted, and the effectiveness of any such consent shall be conditioned upon Master Landlord’s and Sublandlord’s receipt of all such fees and costs.

10. Default. Except as expressly set forth herein, Subtenant shall perform all obligations in respect of the Subleased Premises that Sublandlord would be required to perform pursuant to the Master Lease. It shall constitute an event of default hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure after delivery of any written notice required under this Sublease and passage of any applicable grace or cure period provided in the Master Lease, less three (3) business days, provided that in no event shall any such period be shortened to less than three (3) days.

11. Remedies. In the event of any default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if an event of default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Without limiting the generality of the foregoing, Sublandlord may continue this Sublease in effect after Subtenant’s breach and abandonment and recover Rent as it becomes due. Sublandlord may resort to its remedies cumulatively or in the alternative.

12. Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate allowable under law (the “Interest Rate”) from the date of demand to Subtenant until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

13. Consents and Approvals. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, or delay its consent to or approval of a matter requiring Sublandlord’s consent hereunder. In the event Landlord’s consent is required hereunder, Sublandlord hereby agrees to cooperate with Subtenant in obtaining such consent, including, without limitation, delivering any applicable documentation requested by Sublandlord.

14. Sublandlord’s Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master

Lease, except to the extent caused by Sublandlord or Sublandlord’s breach of this Sublease or the Master Lease, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses, except to the extent caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord’s breach of this Sublease or the Master Lease. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’ s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. As used in this Sublease, the term “Sublandlord” means the holder of the tenant’s interest under the Master Lease and “Sublandlord” means the holder of sublandlord’s interest under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder, provided that Sublandlord has delivered the Security Deposit to the transferee and the transferee has expressly assumed Sublandlord’s obligations under this Sublease. Sublandlord shall transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

15. Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorney’s fees and costs from the other party.

16. Delivery of Possession.

16.1 Generally. Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exists on the date hereof. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy; except that Sublandlord will, at Sublandlord’s expense, construct the improvements in the First Floor Space described in the Work Agreement attached hereto as Exhibit C (the “First Floor Sublandlord Work”) prior to the Commencement Date; additionally, if Subtenant exercises the Expansion Option, Sublandlord will perform the work described in Exhibit C attached hereto as the “Second Floor Sublandlord Work” in the Expansion Space. Subtenant acknowledges that Sublandlord will be performing the Sublandlord Work concurrently with Subtenant’s performance of Subtenant’s initial Subtenant Improvements (defined in Section 16.2 below). The parties agree to cooperate in good faith to coordinate the concurrent performance of the Sublandlord Work and the initial Subtenant Improvements so as to avoid any interference of either party’s work. In addition to the Sublandlord Work, Sublandlord shall be responsible for constructing a demising wall on the First

Floor Space concurrently with Subtenant’s construction of the initial Subtenant Improvements. Such demising wall shall be constructed in a location mutually acceptable to the parties and shall allow the front entry of the First Floor Space to be located in the main lobby of the Building and will be delivered taped and finished and ready for painting. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease; additionally, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling installed by or for the benefit of Subtenant.

16.2 Subtenant’s Improvements.

(a) Generally. The parties hereto intend that Subtenant will construct certain improvements within all of the Subleased Premises, so as to fully build out the Subleased Premises (“Subtenant Improvements”). All Subtenant Improvements shall be carried out in accordance with the Master Lease, in connection therewith, Subtenant will design all Subtenant Improvements so as to conform with the requirements of Schedule 2 to Exhibit C to the Original Master Lease. Subtenant acknowledges that, with respect to the First Floor Space, the floor is currently unfinished, and, as part of Subtenant’s initial Subtenant Improvements, Subtenant must complete the floor of the First Floor Space. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work, which approval shall not be unreasonably withheld or delayed. Sublandlord shall use diligent efforts to respond to any request by Subtenant to make any Subtenant Improvements (which request must contain all information necessary for Sublandlord and Landlord to review and respond, as described or required in the Master Lease) within ten (10) business days after receipt of such request for consent from Subtenant. Subtenant expressly acknowledges that Sublandlord will withhold consent to any build-out plan which does not include the construction of Subtenant Improvements, to a first-class level, in all of the Subleased Premises (i.e., Subtenant will not be permitted to “warehouse” a portion of the Subleased Premises or otherwise leave any portion of the Subleased Premises unimproved or under-improved), provided that Subtenant shall have the right to use the First Floor Space as a staging area and leave it unimproved for a period of six (6) months after the Commencement Date. Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work. Additionally, Landlord will have the right to review and approve all plans for Subtenant Improvements in accordance with the provisions of the Master Lease, and while Sublandlord will reasonably assist Subtenant in the procurement of such approval, Subtenant will use diligent efforts to provide Landlord with all information requested by Landlord in an effort to assist Landlord in evaluating and approving the Subtenant Improvements. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all of the Subtenant Improvements at the expiration or sooner termination of the Term and Subtenant shall be notified of such obligation in accordance with Section 12.D of the Original Master Lease; notwithstanding the foregoing, if Landlord does not require the removal of a specific Subtenant

Improvement, Sublandlord will not require the removal of such Subtenant Improvement, unless, in Sublandlord’s good faith determination, such Subtenant Improvement is not typical for a normal class “A” office build-out (by way of example, but not by way of limitation, such Subtenant Improvement features an oversized data center, cafeteria, fitness center, or specialized improvements which are not amenable to reuse or re-lease by future occupants). Further, if Sublandlord initially (pursuant to the provisions of Section 12.D of the Original Master Lease) requires the removal of any Subtenant Improvement which Landlord does not require the removal of, and if Subtenant thereafter exercises the Option to Extend, at the expiration of the Option Term, Subtenant shall not be required to remove such Subtenant Improvement. Sublandlord shall not require the removal of Subtenant Improvements constructed in substantial compliance with the space plan attached hereto as Exhibit E, which space plan is approved by Sublandlord (Sublandlord reserves the right to approve construction drawings based upon such space plan) but must be approved by Landlord. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad. All further alterations to the Subleased Premises by Subtenant shall comply with the terms of Section 12 of the Original Master Lease, subject to Section 8.6(iii) of this Sublease.

(b) Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building, Subtenant shall be responsible for the cost of such code-required upgrade or improvements to the Building.

(c) Allowance.

(i) Provided Subtenant is not in default hereunder, beyond any applicable notice and cure period, Sublandlord agrees to contribute $1,778,070.00 (the “Allowance”) toward the cost of design and construction of the initial Subtenant Improvements; the Allowance will be allocated among the First Floor Space and the Fourth Floor Space as follows: $165,900.00 (i.e., $60.00 per rentable square foot) will be applied to the design and construction of Subtenant Improvements in the First Floor Space, and $1,612,170.00 (i.e., $45.00 per rentable square foot) will be applied towards the design and construction of Subtenant Improvements in the Fourth Floor Space. Prior to the commencement of construction of the initial Subtenant Improvements, Subtenant will submit to Sublandlord an estimate of the cost of design and construction of such Subtenant Improvements based upon the general contractor’s bid for such work (the “Improvements Cost”). As work progresses, Sublandlord will disburse the Allowance to Subtenant in monthly draws based upon the ratio that the Allowance bears to the Improvements Cost (for example, if the Allowance is eighty percent (80%) of the Improvements Cost, Sublandlord will fund eighty percent (80%) of the monthly draws), as follows: monthly disbursements of the Allowance shall be paid to Subtenant’s contractor within thirty (30) days after receipt of the following documentation: (x) an application for payment containing true, correct and complete copies of invoices from Subtenant’s contractors or vendors covering all of the Subtenant Improvements covered by such draw; (y) contractor’s, subcontractor’s and material supplier’s conditional waivers of liens which shall cover all of the Subtenant Improvements and all other statements and forms required for compliance with the mechanics’ lien laws of the state of California; and (z) plans and specifications for the Subtenant Improvements, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building and Subleased Premises; notwithstanding anything herein to the contrary, Sublandlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under this Sublease, and Sublandlord’s obligation to disburse shall only resume when and if such default is cured.

(ii) Notwithstanding the allocations of the Allowance as between the Fourth Floor Space and the First Floor Space described in Section 16.2(c)(i) above, if, following the completion of the initial Subtenant Improvements, the cost of the initial Subtenant Improvements constructed on one floor of the Subleased Premises exceeded the applicable Allowance allocation for such floor (thereby resulting in Subtenant paying such excess cost), but the cost of the initial Subtenant Improvements on the other floor of the Subleased Premises were less than the allocated Allowance amount for such floor (and, as a result, Subtenant did not expend all of the portion of the Allowance allocated to such floor), then upon prior written approval of Sublandlord (which shall not be unreasonably withheld, conditioned or delayed), Subtenant may apply the unallocated portion of the Allowance towards the excess cost incurred on the alternate floor; by way of example, if the initial Subtenant Improvements in the First Floor Space cost $63.00 per rentable square foot, such that Subtenant paid $3.00 per rentable square foot of the First Floor Space (i.e., $8,295.06) directly towards the cost of such Subtenant Improvements, but the initial Subtenant Improvements in the Fourth Floor Space cost $44.00 per rentable square foot (leaving an excess Allowance allocation with respect to the Fourth Floor Space of $35,826.00), Subtenant shall be permitted to apply $8,295.00 from such excess portion of the Allowance allocated to the Fourth Floor Space towards the cost of initial Subtenant Improvements constructed in the First Floor Space. Notwithstanding the foregoing, Sublandlord’s right to approve such reallocation of the Allowance as set forth in the preceding sentence shall be limited to Sublandlord’s satisfaction that Subtenant has fully built out all of the Subleased Premises in the manner described below in this Section l6.2(c)(iii). Any Allowance not applied towards the cost of construction of the initial Subtenant Improvements may be applied by Subtenant towards the cost of purchase and installation of cabling, wiring, furniture and other costs of moving into the Subleased Premises; such application will take place by Sublandlord’s reimbursement to Subtenant of such excess within thirty (30) days after written request by Subtenant, accompanied by applicable invoices. However, no such use of any portion of the Allowance will take place unless and until Subtenant has constructed Subtenant Improvements within the entire Subleased Premises to a first class standard (including, without limitation, the following: the Subleased Premises shall have been improved with a drop ceiling, all necessary HVAC ductwork and systems will be operational, all improvements will be completed to the extent necessary to comply with Title 24 requirements and the Americans with Disabilities Act, and all surfaces shall be finished appropriately). Additionally, if any portion of the Allowance is spent on the cost of acquisition of furniture or Eligible Personal Property (defined below), at Sublandlord’s option, such furniture or Eligible Personal Property will become the property of Sublandlord at the expiration or sooner termination of the Term; however, if Subtenant exercises the Option to Extend, at the expiration of the Option Term, any such furniture or Eligible Personal Property will become the property of Subtenant and Subtenant will be responsible for the removal of same. Any Allowance not applied to the foregoing costs following the full initial build-out of the Subleased Premises shall be applied as a credit against Base Rent next due and payable under this Sublease. As used herein, “Eligible Personal Property” shall mean major mechanical or electrical equipment (not including desktop computers), cubicles, major kitchen appliances and telecommunication or data cabling, all of which are itemized and agreed to by the parties to constitute Eligible Personal Property.

(d) MPOE. The Building’s Main Point of Entry (“MPOE”) is located in the garage of Building. As part of the Subtenant Improvements, Subtenant shall install a connection between the Subleased Premises to the MPOE through the communications riser room; the location of Subtenant’s connection shall be subject to the prior written approval of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed and the prior written consent of Landlord.

(e) Building Management Systems. In the design of all Subtenant Improvements, Subtenant will install “Automatic Controls” for all Building management system programming and communications. Sublandlord will provide Subtenant with appropriate specifications.

17. Holding Over. If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if (x) Subtenant holds over for a period in excess of thirty (30) days beyond the Expiration Date (i.e., of the initial Term) or (y) holds over beyond the date of expiration of the Option Term, and in either event Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises.

18. Parking. During the Term Subtenant shall be permitted to use one hundred sixteen (116) of the unreserved parking spaces allocated to Sublandlord in the Master Lease in accordance with and subject to the terms of Article 32 of the Original Master Lease.

19. Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States Certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Oracle USA, Inc.

c/o Oracle Corporation

1001 Sunset Boulevard

Rocklin, California 95765

Attn: Lease Administration

with a copy to:

Oracle USA, Inc.

c/o Oracle Corporation

500 Oracle Parkway

Box 5OP7

Redwood Shores, California 94065

Attn: Legal Department

and (ii) if to Subtenant, at the following address:

Prior to the date Subtenant opens for business at the Subleased Premises:

WageWorks, Inc.

2 Waters Park Drive, Suite 250

San Mateo, California 94403

Attn: Corporate Counsel

After Subtenant opens for business at the Subleased Premises:

WageWorks, Inc.

1100 Park Place

San Mateo, California 94403

Attn: Corporate Counsel

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

20. Signage: Subject to procuring the prior written approval of Landlord and Sublandlord (Sublandlord’s approval not to be unreasonably withheld), Subtenant shall have the right to install (i) signage in the Subleased Premises, at Subtenant’s cost, (ii) Building-standard signage in the Building lobby directory identifying Subtenant, initially, at Sublandlord’s cost (any revisions to or replacement of such signage following the initial installation to be at Subtenant’s sole cost), (iii) uniform signage in the Master Lease Premises identifying individual suites by number, at Sublandlord’s cost, (iv) for so long as Subtenant subleases and occupies the entire fourth (4th) floor of the Building, signage on the exterior of the Building, in a location shown on Exhibit F attached hereto and of a design and size approved by Landlord, identifying

Subtenant, at Subtenant’s cost (the “Exterior Signage”) and (v) in the event and for so long as Subtenant subleases and occupies either the entire Expansion Space or forty-two percent (42%) or more of an additional floor in the Building, an additional sign on the exterior of the Building in a location preferred by Subtenant and to be agreed to by Landlord, Sublandlord and Subtenant, identifying Subtenant, at Subtenant’s cost (the “Additional Exterior Signage”). All such signage shall also be subject to the prior approval of the City of San Mateo where applicable. All costs of maintenance of any such signage shall be borne exclusively by Subtenant. On or before the Expiration Date, Subtenant, at Subtenant’s sole cost and expense, will cause all such signage to be removed and all damage caused by the installation or removal of such signage shall be repaired to Landlord’s satisfaction by Subtenant at Subtenant’s sole cost and expense. The right to maintain the Exterior Signage or the Additional Exterior Signage is personal to the original Subtenant herein (and any assignee of Subtenant meeting the requirements of Section 21.A(3) of the Original Master Lease, as incorporated herein by reference).

21. Brokers. Subtenant represents that it has dealt directly with and only with The Staubach Company (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.

22. Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

23. Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

24. Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:	ORACLE USA, INC.,
a Colorado corporation

By:	/s/ Randall W. Smith
Print Name:	Randall W. Smith
Title:	VP, Real Estate and Facilities

SUBTENANT:	WAGEWORKS, INC., a Delaware corporation

By:	/s/ Kathleen R. McElwee
Print Name:	Kathleen R. McElwee
Title:	CFO

EXHIBIT A - 1

BAY MEADOWS – 4TH FLOOR

SUBLEASE PREMISES

EXHIBIT A - 2

BAY MEADOWS –1ST FLOOR

SUBLEASE PREMISES

EXHIBIT A – 3

BAY MEADOWS – 2ND FLOOR

EXPANSION PREMISES

EXHIBIT B

Commencement Agreement

Date

Subtenant	Wageworks, Inc.
Address

Re:	Commencement Letter with respect to that certain Sublease dated as of the day of , 2006, by and between ORACLE USA, INC., a Colorado corporation, as Sublandlord, and WAGEWORKS, INC., a Delaware corporation, as Subtenant, for 38,249 rentable square feet on the first (1st) and fourth (4th) floors of the Building located at 1100 Park Place, San Mateo, California.

Dear                         :

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Premises and agrees:

1.	The Commencement Date is ;

2.	The Expiration Date is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Subtenant:	WAGEWORKS, INC.

By:
Name:
Title:
Date:

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EXHIBIT C

Sublandlord Work

1. Sublandlord Work: Sublandlord will perform the following Sublandlord Work in the areas of the Subleased Premises described below (the “Sublandlord Work”):

(a) First Floor Sublandlord Work. The following work will be performed by Sublandlord in the First Floor Space (“First Floor Sublandlord Work”):

(i) Restrooms. Install Building-standard restrooms;

(ii) Electrical Transformer. Install electrical transformer in electrical closet located on first (1st) floor (Subtenant will be responsible for installing individual electrical panels as part of the Subtenant Improvements);

(iii) Sprinkler Branches. Install sprinkler main branches;

(iv) Window Coverings. Install Building standard window coverings;

(v) Entry. Install double door entry to the First Floor Space.

(b) Second Floor Sublandlord Work. The following work will be performed in the Expansion Space if Subtenant exercises the Expansion Option (the “Second Floor Sublandlord Work”).

(i) Restrooms. Install Building-standard restrooms;

(ii) Common Corridor. Install common corridor;

(iii) Electrical Transformer. Install electrical transformer in electrical closet serving the Expansion Space (Subtenant will be responsible for installation of individual electrical panels as part of its Subtenant Improvements);

(iv) Sprinkler. Install sprinkler main branches;

(v) Window Coverings. Install Building standard window coverings.

2. Completion and Rent Commencement Date. Notwithstanding the provisions of the Sublease with respect to the Commencement Date, if Sublandlord shall be delayed in substantially completing the Sublandlord Work as a result of the acts or omissions of Subtenant or Subtenant’s employees, agents or contractors, then each such delay shall constitute “Subtenant Delay”, and the Commencement Date shall be the date, determined by Sublandlord in good faith, on which the Commencement Date would have occurred absent such Subtenant Delay.

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EXHIBIT D

Form of Letter of Credit

FORM OF LETTER OF CREDIT

ISSUING BANK

ADDRESS OF ISSUING BANK

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

BENEFICIARY:	APPLICANT:

AMOUNT: USD $

EXPIRATION:                      AT OUR COUNTERS

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER              WHICH IS AVAILABLE WITH [ISSUING BANK] BY PAYMENT AGAINST PRESENTATION OF THE ORIGINAL OF THIS LETTER OF CREDIT AND YOUR DRAFTS AT SIGHT DRAWN ON [ISSUING BANK] AT THE ADDRESS ABOVE, ACCOMPANIED BY THE DOCUMENTS DETAILED BELOW:

A LETTER SIGNED BY A PURPORTED AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY STATING THAT BENEFICIARY IS ENTITLED TO DRAW ON THIS LETTER OF CREDIT PURSUANT TO THAT SUBLEASE AGREEMENT BETWEEN                      AND                     , AS IT MAY BE AMENDED.

THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR WRITTEN CONSENT OF BENEFICIARY.

SPECIAL CONDITIONS:

THIS LETTER OF CREDIT SHALL AUTOMATICALLY RENEW WITHOUT AMENDMENT FOR AN ADDITIONAL ONE YEAR PERIOD FROM THE CURRENT OR FOR ANY FUTURE EXPIRATION DATE, UNLESS WE SHALL NOTIFY YOU IN WRITING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE THAT THIS LETTER OF CREDIT WILL NOT BE RENEWED. FOLLOWING SUCH NOTIFICATION AND PRIOR TO THE EXPIRATION OF THIS LETTER OF CREDIT, YOU MAY DRAW UPON THIS LETTER OF CREDIT BY PRESENTATION OF THE SIGHT DRAFT(S) MENTIONED ABOVE, ACCOMPANIED BY A LETTER SIGNED BY A

1

PURPORTED AUTHORIZED REPRESENTATIVE OF BENEFICIARY STATING THAT BENEFICIARY HAS NOT BEEN PRESENTED WITH A SUBSTITUTE LETTER OF CREDIT IN THE SAME PRINCIPAL AMOUNT, AND ON THE SAME TERMS AS THIS LETTER OF CREDIT FROM AN ISSUER REASONABLY SATISFACTORY TO YOU.

THIS LETTER OF CREDIT IS TRANSFERABLE AND MAY BE TRANSFERRED ONE OR MORE TIMES BY THE NAMED BENEFICIARY HEREUNDER OR BY ANY TRANSFEREE HEREUNDER TO A SUCCESSOR TRANSFEREE. TRANSFER OF THIS LETTER OF CREDIT IS SUBJECT TO OUR RECEIPT OF BENEFICIARY’S INSTRUCTIONS IN THE FORM ATTACHED AS EXHIBIT A, ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

PARTIAL DRAWS ARE ALLOWED UNDER THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 AND ENGAGES US PURSUANT TO THE TERMS THEREIN.

[ISSUING BANK]

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

2

EXHIBIT E

Proposed Space Plan

1

EXHIBIT F

BAY MEADOWS

LOCATION OF EXTERIOR SIGNAGE

EAST ELEVATION

SOUTH ELEVATION (FRANKLIN DRIVE)

WEST ELEVATION

NORTH ELEVATION (LINEAR PARK)

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (“Consent”) is made as of October 16th, 2006, by and among BAY MEADOWS PARK PLACE INVESTORS, LLC, a Delaware limited liability company (“Landlord”), ORACLE USA, a Colorado corporation (“Tenant”), and WAGEWORKS, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A. Landlord currently leases to Tenant (as successor-in-interest to Siebel Systems, Inc. (“Siebel”)) certain “Premises” (as more particularly described in the “Lease”, as hereinafter defined) located within the building commonly known as 1100 Park Place, San Mateo, California 94403, pursuant to that certain lease agreement dated as of December 29, 2000 (the “Original Lease”), by and between PW Acquisitions VIII, LLC, a Delaware limited liability company (“Original Landlord”) and Siebel, as amended by that certain First Amendment to Lease dated as of April 29, 2003, by and between Landlord and Siebel (the Original Lease, as so amended, is referred to herein as the “Lease”). Landlord is successor in interest to Original Landlord as “Landlord” under the Lease.

B. Tenant desires to sublease a portion of the Premises (the “Subleased Premises”) more particularly described in and pursuant to the provisions of that certain Sublease dated as of                         , 2006 (the “Sublease”), a copy of which is attached hereto.

C. Tenant desires to obtain Landlord’s consent to the Sublease.

NOW, THEREFORE. Landlord hereby consents to the Sublease, subject to and upon the following terms and conditions to which Tenant and Subtenant hereby agree:

1. The Sublease is subject and subordinate to the Lease and to all of its terms, covenants, conditions and provisions. In the event of any conflict between the terms and provisions of the Lease and the Sublease, the terms and provisions of the Lease shall control. Tenant and Subtenant hereby represent and warrant to Landlord that the Sublease (together with this Consent) constitutes the entire agreement of Tenant and Subtenant with respect to the subleasing of the Subleased Premises by Subtenant (including, without limitation, as to any payments made by Subtenant to Tenant in connection with the subletting of the Subleased Premises.

2. Subtenant acknowledges that Landlord is hereby giving notice pursuant to Section 6.4c of Exhibit C to the Original Lease that all work by the Contractor and its Major Agents shall be done with union labor in accordance with all union labor agreements applicable to the trades being employed.

3. Neither the Sublease nor this Consent shall:

(a) release or discharge Tenant from any liability, whether past, present or future, under the Lease;

(b) operate as a consent or approval by Landlord to or of any of the terms, covenants, conditions or provisions of the Sublease, and Landlord shall not be bound thereby, except as otherwise expressly provided herein;

(c) be construed to modify, waive or affect any of the terms, covenants, conditions or provisions of the Lease, or to waive any breach thereof, or any of Landlord’s rights thereunder, or to enlarge or increase Landlord’s obligations thereunder;

(d) be construed as a consent by Landlord to any further subletting either by Tenant or by Subtenant or to any assignment by Tenant of the Lease or an assignment by Subtenant of the Sublease, whether or not the Sublease purports to permit the same and, without limiting the generality of the foregoing, both Tenant and Subtenant agree that Subtenant has no right whatsoever to sell, assign, transfer or hypothecate the Sublease nor to sublet any portion of the Subleased Premises or permit any of the Subleased Premises to be used or occupied by any other party without the prior written consent of Landlord, which will be granted or withheld in accordance with the provisions of the Lease; or

(e) be construed to include consent to the assignment or transferring of any lease options or rights that are by the express provisions of the Lease not assignable or transferable to a subtenant under a sublease requiring the consent of Landlord.

4. Notwithstanding the provisions of Section 2 above, Landlord hereby consents to the following:

(a) Subtenant’s right to extend the term of the Sublease, as set forth in Section 3 of the Sublease;

(b) Subtenant’s right to perform its own janitorial services in the Subleased Premises, as set forth in Section 4.2(b) of the Sublease; provided that any such services comply with any applicable maintenance requirements set forth in the Lease;

(c) Subtenant’s right to sublease the Expansion Space (as defined in the Sublease), as set forth in Section 6 of the Sublease;

(d) Subtenant’s right to not remove the initial Subtenant Improvements (as defined in the Sublease) at the end of the term of the Sublease, as and to the extent described in Section 16.2(a), provided that Landlord’s consent as set forth in this Section 3(d) will not serve to release Tenant from any obligation Tenant may have to remove improvements from the Subleased Premises if and to the extent that Tenant is required to do so under the Lease;

(e) The Floor Plan for the Subleased Premises and attached to the Sublease as Exhibit E; and

(f) The location of Subtenant’s exterior signage as described in Exhibit F to the Sublease (provided, that Subtenant acknowledges that Landlord may require the removal, relocation or reduction in size of some or all of Subtenant’s exterior signage if (i) required by applicable governmental authority, (ii) Subtenant is in default under the terms of the Sublease and such default has not been cured within the applicable notice and cure period, (iii) Subtenant is no longer occupying the entire Subleased Premises, or (iv) the nature or condition of Subtenant’s business is no longer consistent with the first-class nature of the Building.

5. The acceptance by Landlord of any payment or performance from Subtenant, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by Subtenant to Landlord or a recognition or non-disturbance of Subtenant or the Sublease by Landlord or to serve to release Tenant from any liability under the terms, covenants, conditions or provisions under the Lease; provided, however, nothing herein shall in any manner obligate Landlord to accept any such payment or performance.

6. Subject to the exercise by Subtenant of the Option to Extend set forth in Section 3 of the Sublease, the term of the Sublease shall expire and come to an end on its stated expiration date (but in no event later than the stated expiration date of the Lease) or any premature termination date thereof or concurrently with any premature termination of the Lease (whether by consent or other right, now or hereafter agreed to or by operation of law or in the event of a default by Tenant); provided that in the event of a termination of the Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any re-entry or repossession of the Premises by Landlord, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under the Sublease, in which case Subtenant shall attorn to Landlord and the Sublease shall not terminate but Landlord shall not (i) be liable for any previous act or omission of Tenant under the Sublease, (ii) be subject to any defense or offset previously accrued in favor of the Subtenant against Tenant, (iii) be bound by any modification of the Sublease made without Landlord’s written consent or by any previous prepayment by Subtenant of more than one month’s rent or (iv) be responsible for any security deposit given by Subtenant to Tenant and not received by Landlord. The address of Subtenant for all purposes of receipt of notices under the Sublease or this Consent shall be as follows:

Prior to the date Subtenant opens for business at the Subleased Premises:

WageWorks, Inc.

2 Waters Park Drive, Suite 250

San Mateo, CA 94403

Attention: Corporate Counsel

After Subtenant opens for business at the Subleased Premises:

WageWorks, Inc.

1100 Park Place

San Mateo, CA 94403

Attention: Corporate Counsel

7. Tenant and Subtenant covenant and agree that (i) under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease, and Tenant and Subtenant agree to indemnify, defend and hold Landlord harmless against same and against any fees, costs, expenses or liabilities (including, but not limited to, attorneys’ fees) incurred by Landlord in connection with same and (ii) if and to the extent that Landlord’s consultants are retained to review plans and specification of work to be performed by Subtenant, or by Sublandlord for the benefit of Subtenant, or to respond to inquiries from Sublandlord or Subtenant regarding any such work, or carry out site visits to inspect any such work, the reasonable fees and costs charged by such consultants will be paid by Tenant within thirty (30) days after Landlord’s delivery of an invoice to Tenant for such fees and costs. Professional Fees (excluding reimbursable costs) for the consulting work performed by the Landlord’s consultants (structural, architectural, mechanical, plumbing, fire protection and electrical) shall not exceed $4,500. This amount may be revised as mutually and reasonably agreed to between the Tenant and the Landlord based on unforeseen circumstances or performance by the design or construction teams that is not consistent with industry standards.

8. Any act or omission of Subtenant or anyone claiming under or through Subtenant that violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.

9. Landlord consents to the sublease of the Premises only at such time as this Consent has been executed by all of the parties hereto and an original counterpart has been delivered to Landlord, Tenant hereby agrees to pay an amount equal to Five Hundred Dollars ($500.00) in consideration of Landlord’s attorneys’ fees and costs incurred in connection with the review of the Sublease and this Consent. This Consent is not assignable, nor shall this Consent be a consent to any amendment or modification of the Sublease, without Landlord’s prior written consent.

10. In the event any party(ies) hereto shall institute any action or proceeding against the other party(ies) relating to this Consent or to the Sublease, the unsuccessful party(ies) in such action or proceeding shall reimburse the successful party(ies) for its(their) disbursements incurred in connection therewith and for its(their) reasonable attorneys’ fees and costs as fixed by the court. In addition to the foregoing award of attorneys’ fees to the successful party(ies), the successful party(ies) in any lawsuit on this Consent or the Sublease shall be entitled to its(their) attorneys’ fees and costs incurred in any post-judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Consent into any judgment on this Consent.

11. This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

12. Landlord represents to Subtenant that (a) the Lease is, as of the date hereof, in full force and effect, and (b) there is no current event of default by Tenant under the Lease (i.e., beyond the giving of applicable notice and the passage of applicable grace periods); provided, however, that Landlord asserts that there is existing non-performance by Tenant of Tenant’s obligations under the Lease respecting the build out and improvement of the

Premises, and nothing contained herein shall be deemed a waiver by Landlord of, or be deemed to estop Landlord from asserting, rights and remedies under the Lease based on such non-performance by Tenant

IN WITNESS WHEREOF, this Consent has been executed by the parties as of the date first above written.

LANDLORD:		TENANT:

BAY MEADOWS PARK PLACE INVESTORS, LLC, a Delaware limited liability company		ORACLE USA, INC., a Colorado corporation

By:	/s/ Illegible	By:	/s/ Randall W. Smith
Randall W. Smith
VP, Real Estate and Facilities
(Print Name and Title)		(Print Name and Title)

SUBTENANT:

WAGEWORKS, INC. a Delaware corporation

By:	/s/ Kathleen R. McElwee
Kathleen R. McElwee CFO
(Print Name and Title)